April 16, 1998

Unitel Video, Inc.
555 West 57th Street
New York, NY  10019
Attn: George Horowitz

Re: Financial Covenants

Dear Mr. Horowitz:

Reference is made to that certain Amended and Restated Loan and Security Agreement dated as of December 12, 1995 (as amended, the "Agreement") among Unitel Video, Inc., as Borrower, R Squared, Inc., as Corporate Guarantor, and Heller Financial, Inc., as Agent and Lender ("Heller"). Capitalized terms used herein and not otherwise defined, shall have the meanings ascribed to them in the Agreement.

This letter will confirm that Borrower and Heller have agreed to amend the financial covenants contained in Section 6 of the Agreement to the amounts set forth below for the periods set forth below:

                                            Quarter
Covenant                                     Ended               Amount

Tangible Net Worth                          11/30/97          $12,500,000
(Section 6.1)                               02/28/98          $12,500,000
                                            05/31/98          $13,000,000
                                            08/31/98          $13,000,000

Capital Expenditure Limits                  11/30/97          $ 3,322,000
(Section 6.2)                               02/28/98          $   799,000
                                            05/31/98          $   658,000
                                            08/31/98          $   985,000

Fixed Charge Coverage*                      11/30/97         <0.50 : 1.0>
(Section 6.3)                               02/28/98          0.25 : 1.0
                                            05/31/98          0.75 : 1.0
                                            08/31/98          1.00 : 1.0

* calculated on a cumulative quarter basis until 8/31/98, then calculated on a rolling four-quarter basis

Leverage Ratio                              11/30/97          5.00 : 1.0
(Section 6.4)                               02/28/98          5.00 : 1.0
                                            05/31/98          3.75 : 1.0
                                            08/31/98          3.75 : 1.0

Interest Coverage Ratio                     11/30/97         <0.72 : 1.0>
(Section 6.5)                               02/28/97          1.00 : 1.0
                                            05/31/98          1.50 : 1.0
                                            08/31/98          1.80 : 1.0

The Agreement will be amended to reflect the foregoing covenant levels.

Very truly yours,

Heller Financial, Inc.


/s/ Shyam Amladi
---------------------------------
Shyam Amladi
Senior Vice President